Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ansoft Corporation:

We consent to the incorporation by reference in this registration statement on Form S-8 of Ansys, Inc. of our reports dated June 6, 2008, with respect to the consolidated balance sheets of Ansoft Corporation as of April 30, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows of each of the in the three-year period ended April 30, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of April 30, 2008, which reports appear in the April 30, 2008, annual report on Form 10-K of Ansoft Corporation.

Our report on the consolidated financial statements referred to above contains an explanatory paragraph describing Ansoft Corporation’s adoption in 2008 of Financial Standards Accounting Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, and the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, adopted in 2007.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

July 30, 2008